As filed with the Securities and Exchange Commission on July 17, 1998

                                             Registration No. 333-____________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ---------------

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                 ---------------

                         FIRSTCITY FINANCIAL CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

                  DELAWARE                                                                            76-0243729
        (State or Other Jurisdiction                                                               (I.R.S. Employer
     of Incorporation or Organization)                                                          Identification Number)

      FIRSTCITY FINANCIAL CORPORATION                      JAMES T. SARTAIN
            6400 IMPERIAL DRIVE                    FIRSTCITY FINANCIAL CORPORATION                     COPY TO:
             WACO, TEXAS 76712                              P. O. BOX 8216                      STEVEN D. RUBIN, ESQ.
               (254) 751-1750                           WACO, TEXAS 76714-8216                WEIL, GOTSHAL & MANGES LLP
(Address, Including Zip Code, and Telephone                 (254) 751-1750                    700 LOUISIANA, SUITE 1600
                  Number,                       (Name, Address, Including Zip Code and           HOUSTON, TEXAS 77002
    Including Area Code, of Registrant's           Telephone Number, Including Area                 (713) 546-5000
        Principal Executive Offices)                 Code, of Agent For Service)


         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.
         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
====================================================================================================================================
           Title of each class of                 Amount to be       Proposed maximum    Proposed maximum aggregate     Amount of
         securities to be registered           registered (1) (2)   offering price per       offering price (2)       registration
                                                                           unit                                            fee
------------------------------------------------------------------------------------------------------------------------------------
Debt Securities(3).............................
Preferred Stock, par value $.01 per share (4)     $250,000,000              (2)                 $250,000,000             $73,750
Common Stock, par value $.01 per share (5)
====================================================================================================================================

    (1) In United States dollars or the equivalent thereof in foreign currency or currency units.
    (2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended. The aggregate public offering price of the Debt Securities, Preferred Stock, and Common Stock registered hereby will not exceed $250,000,000. No separate consideration will be received for Common Stock, Preferred Stock or Debt Securities that are issued upon conversion or exchange of Preferred Stock or Debt Securities.
    (3) Such indeterminate amount of Debt Securities as may from time to time be issued at indeterminate prices or issuable upon conversion or exchange of Debt Securities, Preferred Stock or Common Stock, to the extent such Debt Securities, Preferred Stock or Common Stock are, by their terms, convertible into or exchangeable for Debt Securities.
    (4) Such indeterminate number of shares of Preferred Stock as may from time to time be issued at indeterminate prices or issuable upon conversion or exchange of Debt Securities, Preferred Stock or Common Stock, to the extent such Debt Securities, Preferred Stock or Common Stock are, by their terms, convertible into or exchangeable for shares of Preferred Stock.
    (5) Such indeterminate number of shares of Common Stock as may from time to time be issued at indeterminate prices or issuable upon conversion or exchange of Debt Securities or Preferred Stock, to the extent such Debt Securities or Preferred Stock are, by their terms, convertible into or exchangeable for shares of Common Stock.


         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

================================================================================

HOFS04...:\92\54892\0011\1612\REG7068W.52B

      Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

--------------------------------------------------------------------------------

                         FIRSTCITY FINANCIAL CORPORATION
                   SUBJECT TO COMPLETION, DATED JULY 17, 1998

                          -----------------------------

                                  $250,000,000
                  DEBT SECURITIES PREFERRED STOCK COMMON STOCK

                          -----------------------------

      FirstCity Financial Corporation, a Delaware corporation (the "Company"), may issue from time to time, together or separately, (1) its debt securities (the "Debt Securities"), which may be either senior ("Senior Securities") or subordinated ("Subordinated Securities") and which may be convertible into or exchangeable for shares of common stock, par value $0.01 per share, of the Company (the "Common Stock"), shares of preferred stock, par value $0.01 per share, of the Company (the "Preferred Stock"), or other Debt Securities; (2) Preferred Stock, which may be convertible into or exchangeable for shares of Common Stock, shares of Preferred Stock or Debt Securities and (3) Common Stock, including Common Stock issuable upon the conversion or exchange of Debt Securities or Preferred Stock offered hereunder, to the extent such Debt Securities or Preferred Stock are, by their terms, convertible into or exchangeable for shares of Common Stock, in amounts, at prices and on terms to be determined by market conditions at the time of offering thereof. The Debt Securities, Preferred Stock and Common Stock are collectively referred to herein as the "Offered Securities."

      The Offered Securities may be issued in one or more series or issuances and will be limited to $250,000,000 in aggregate public offering price (or its equivalent, based on the applicable exchange rate, to the extent Debt Securities are issued for one or more foreign currencies or currency units). The Offered Securities may be sold for U.S. dollars, or any foreign currency or currencies or currency units, and the principal of, and any premium or interest on, the Debt Securities may be payable in U.S. dollars, or any foreign currency or currencies or currency units.

      The specific terms of the Offered Securities in respect of which this Prospectus is being delivered are set forth in the accompanying Prospectus Supplement (the "Prospectus Supplement"), including, where applicable, (1) in the case of Debt Securities, the specific designation, aggregate principal amount, authorized denomination, initial offering price, maturity, premium (if any), interest rate (which may be fixed or floating), time of and method of calculating the payment of interest, if any, the currency in which principal, premium, if any, and interest, if any, are payable, any redemption or sinking fund terms, any terms for the conversion into or exchange for shares of Common Stock or Preferred Stock or other Debt Securities, terms of subordination of Subordinated Securities, and other specific terms; (2) in the case of Preferred Stock, the specific designation, any dividend, liquidation, redemption, sinking fund, voting or other rights, time of payment of dividends, any terms for the conversion into or exchange for shares of Common Stock or shares of Preferred Stock or Debt Securities, the initial offering price and other specific terms; and (3) in the case of the Common Stock, the initial offering price. The Prospectus Supplement will also contain information, where applicable, about certain United States Federal income tax considerations relating to, and any listing on a securities exchange of, the Offered Securities covered by the Prospectus Supplement.

                          -----------------------------

SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                          -----------------------------

      The Offered Securities will be sold directly, through agents, dealers or underwriters as designated from time to time, or through a combination of such methods. If any agents of the Company or any dealers or underwriters are involved in the sale of the Offered Securities in respect of which this Prospectus is being delivered, the names of such agents, dealers or underwriters and any applicable agent's commission, dealer's purchase price or underwriter's discount will be set forth in or may be calculated from the Prospectus Supplement. The net proceeds to the Company from such sale will be the purchase price less such commission in the case of an agent, the purchase price in the case of a dealer, or the public offering price less such discount in the case of an underwriter and less, in each case, other attributable issuance expenses. See "Plan of Distribution."

                The date of this Prospectus is July    , 1998.

                             AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance with the Exchange Act, the Company files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy and information statements and other information can be inspected and copied at the public reference facilities that the Commission maintains at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048, and 500 West Madison Street, Chicago, Illinois 60661. Copies of these materials can be obtained at prescribed rates from the Public Reference Section of the Commission at the principal offices of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the Commission maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

      The Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement") under the Securities Act, with respect to the Offered Securities. This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain items of which are contained in schedules and exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. Statements made in this Prospectus concerning the contents of any documents referred to herein are not necessarily complete. With respect to each such document filed with the Commission as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description, and each such statement shall be deemed qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents filed by the Company with the Commission under the Exchange Act are hereby incorporated by reference into this Prospectus: (a) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997; (b) the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1998; (c) the Company's Current Reports on Form 8-K filed with the Commission on April 29, 1998 and July 6, 1998; and (d) the description of the Company's Common Stock contained in the Company's Form 8-A Registration Statement filed with the Commission on July 25, 1995 (File No. 0-26500), as amended by the Company's Form 8-A/A filed with the Commission on August 25, 1995 and the Company's Form 8-A/A No. 2 filed with the Commission on September 6, 1995, including any amendment or report filed for the purpose of updating such description.

      All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Offered Shares offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents.

      Any statement or information contained herein or in any document all or part of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement or information contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement or information. Any such statement or information so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      The Company will provide without charge to any person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than certain exhibits to such documents). Requests for such copies should be directed to Gary H. Miller, Senior Vice President and Chief Financial Officer, FirstCity Financial Corporation, 6400 Imperial Drive, Waco, Texas 76712, telephone number (254) 751-1750.

                                   THE COMPANY

      The Company is a diversified financial services company headquartered in Waco, Texas with over 90 offices throughout the United States and a presence in France, Asia and Mexico. The Company began operations in 1986 as a specialty financial services company focused on acquiring and resolving distressed loans and other assets purchased at a discount relative to the aggregate unpaid principal balance of the loans or the appraised value of the other assets ("Face Value"). To date, the Company has acquired, for its own account and through various affiliated partnerships, pools of assets or single assets (collectively referred to as "Portfolio Assets" or "Portfolios") with a Face Value of approximately $3.0 billion. In 1996, the Company adopted a growth strategy to diversify and expand its financial services business. To implement its growth strategy, the Company has acquired or established several businesses in the financial services industry, building upon its core strength and expertise as one of the earliest participants in the business of acquiring and resolving distressed financial assets and other assets. The Company's servicing expertise, which it has developed largely through the resolution of distressed assets, is a cornerstone of its growth strategy. Today the Company is engaged in three principal businesses: (i) residential and commercial mortgage banking, which is operated through FirstCity Financial Mortgage Corporation ("Mortgage Corp.") and FC Capital Corporation ("Capital Corp."); (ii) Portfolio Asset acquisition and resolution, which is operated through FirstCity Commercial Corporation ("Commercial Corp."); and (iii) consumer lending, which is operated through FirstCity Consumer Lending Corporation ("Consumer Corp.").

      Unless the context otherwise requires, references in this Prospectus and in the Prospectus Supplement to the "Company" and "FirstCity" shall mean FirstCity Financial Corporation, a Delaware corporation, and its subsidiaries and predecessors. References to the Company for periods prior to July 3, 1995 refer to the Company's predecessor, J-Hawk Corporation ("J-Hawk").

      The Company's principal executive offices are located at 6400 Imperial Drive, Waco, Texas 76712, and its telephone number is (254) 751-1750. The mailing address of the Company's principal executive offices is P.O. Box 8216, Waco, Texas 76714-8216

                                 RISK FACTORS

      In addition to the other information contained in this Prospectus and the Prospectus Supplement and incorporated herein by reference, prospective investors in any of the Offered Securities should carefully consider the following risk factors.

RISKS ASSOCIATED WITH RAPID GROWTH AND ENTRY INTO NEW BUSINESSES

      Following the Company's acquisition by merger (the "Merger") of First City Bancorporation of Texas, Inc. ("FCBOT"), the Company embarked upon a strategic diversification of its business. Previously, the Company had been engaged primarily in the Portfolio Asset acquisition and resolution business. The Company has recently entered the residential and commercial mortgage banking business and the consumer lending business through a combination of acquisitions and the start-up of new business ventures. The entry of the Company into these new businesses has resulted in increased demands on the Company's personnel and systems. The development and integration of the new businesses requires the investment of additional capital and the continuous involvement of senior management. The Company also must manage a variety of businesses with differing markets, customer bases, financial products, systems and managements. An inability to develop, integrate and manage its businesses could have a material adverse effect on the Company's financial condition, results of operations and business prospects. The Company's ability to support and manage continued growth is dependent upon, among other things, its ability to attract and retain senior management for each of its businesses, to hire, train, and manage its workforce and to continue to develop the skills necessary for the Company to compete successfully in its existing and new business lines. There can be no assurance that the Company will successfully meet all of these challenges.

CONTINUING NEED FOR FINANCING

      General. The successful execution of the Company's business strategy depends on its continued access to financing for each of its major operating subsidiaries. In addition to the need for such financing, the Company must have access to liquidity to invest as equity or subordinated debt to meet the capital needs of its subsidiaries. Liquidity is generated by the cash flow to the Company from subsidiaries, access to the public debt and equity markets and borrowings incurred by the Company. The Company's access to the capital markets is affected by such factors as changes in interest rates, general economic conditions, and the perception in the capital markets of the Company's business, results of operations, leverage, financial condition and business prospects. In addition, the Company's ability to issue and sell common equity (including securities convertible into, or exercisable or exchangeable for, common equity) is limited as a result of the tax laws relating to the preservation of the net operating loss carryforwards ("NOLs") available to the Company as a result of the Merger. There can be no assurance that the Company's funding relationships with commercial banks, investment banks and financial services companies that have previously provided financing for the Company and its subsidiaries will continue past their respective current maturity dates. The majority of the credit facilities to which the Company and its subsidiaries are parties have short-term maturities. If the Company and its subsidiaries are unable to extend the terms of such credit facilities prior to their maturity and the Company or its subsidiaries cannot find alternative funding sources on satisfactory terms, or at all, the Company's financial condition, results of operations and business prospects would be materially adversely affected.

      Each of the Company and its major operating subsidiaries has its own source of debt financing. In certain circumstances, a default by the Company or any of its major operating subsidiaries in respect of indebtedness owed to a third party constitutes a default under the Company's revolving credit facility. The credit facilities to which the Company's major operating subsidiaries are party do not contain similar cross-default or cross-acceleration provisions. Although the Company intends to continue to segregate the debt obligations of each such subsidiary, there can be no assurance that its existing financing sources will continue to agree to such arrangements or that alternative financing sources that would accept such arrangements would be available. In the event the Company's major operating subsidiaries are compelled to accept cross-guarantees, or cross-default or cross-acceleration provisions in connection with their respective credit facilities, financial difficulties experienced by one of the Company's subsidiaries could adversely impact the Company's other subsidiaries.

      Dependence on Warehouse Financing. As is customary in the mortgage banking and consumer lending businesses, the Company's subsidiaries depend upon warehouse credit facilities with financial institutions or institutional lenders to finance the origination and purchase of loans on a short-term basis pending sale or securitization. Implementation of the Company's business strategy requires the continued availability of warehouse credit facilities, and may require increases in the permitted borrowing levels under such facilities. There can be no assurance that such financing will be available on terms satisfactory to the Company. The inability of the Company to arrange additional warehouse credit facilities, to extend or replace existing facilities when they expire or to increase the capacity of such facilities may have a material adverse effect on the Company's financial condition, results of operations and business prospects.

RISKS OF SECURITIZATION

      Significance of Securitization. The Company believes that it will become increasingly dependent upon its ability to securitize residential mortgage loans to borrowers who have significant equity in their homes and who generally do not satisfy the more rigid underwriting standards of the traditional residential mortgage lending market (referred to herein as "Home Equity Loans"), sub-prime automobile loans and other loans to efficiently finance the volume of assets expected to be generated. Accordingly, adverse changes in the secondary market for such loans could impair the Company's ability to originate, purchase and sell loans on a favorable or timely basis. Any such impairment could have a material adverse effect upon the Company's financial condition, results of operations and business prospects. Proceeds from the securitization of originated and acquired loans are required to be used to repay borrowings under warehouse credit facilities, thereby making such facilities available to finance the origination and purchase of additional loan assets. There can be no assurance that, as the Company's volume of loans originated or purchased increases and other new products available for securitization increases, the Company will be able to securitize its loan production efficiently. An inability to efficiently securitize its loan production could have a material adverse effect on the Company's financial condition, results of operations and business prospects.

      Securitization transactions may be affected by a number of factors, some of which are beyond the Company's control, including, among other things, the adverse financial condition of, or developments related to, some of the Company's competitors, conditions in the securities markets in general, and conditions in the asset-backed securitization market. The Company's securitizations typically utilize credit enhancements in the form of financial guaranty insurance policies in order to achieve enhanced credit ratings. Failure to obtain insurance company credit enhancement could adversely affect the timing of, or ability of the Company to effect, securitizations. In addition, the failure to satisfy rating agency requirements with respect to loan pools would adversely impact the Company's ability to effect securitizations.

      Contingent Risks. Although the Company intends to sell substantially all of the Home Equity Loans, sub-prime automobile loans and other consumer loans that it originates or purchases, the Company retains some degree of credit risk on substantially all loans sold. During the period in which loans are held pending sale, the Company is subject to various business risks associated with the lending business, including the risk of borrower default, the risk of foreclosure and the risk that a rapid increase in interest rates would result in a decline in the value of loans to potential purchasers. The Company expects that the terms of its securitizations will require it to establish deposit accounts or build over-collateralization levels through retention of distributions otherwise payable to the holders of subordinated interests in the securitization. The Company also expects to be required to commit to repurchase or replace loans that do not conform to the representations and warranties made by the Company at the time of sale.

      Retained Risks of Securitized Loans. The Company makes various representations with respect to the loans that it securitizes. With respect to acquired loans, the Company's representations rely in part on similar representations made by the originators of such loans when they were purchased by the Company. In the event of a breach of its representations, the Company may be required to repurchase or replace the related loan using its own funds. While the Company may have a claim against the originator in the event of a breach of any of these representations made by the originators, the Company's ability to recover on any such claim will be dependent on the financial condition of the originator. There can be no assurance that the Company will not experience a material loss in respect of any of these contingencies.

      Performance Assumptions. The future net income of certain of the Company's subsidiaries will be highly dependent on realizing securitization gains on the sale of loans. Such gains will be dependent largely upon the estimated present values of the subordinated interests expected to be derived from the transactions and retained by the Company. Management makes a number of assumptions in determining the estimated present values for the subordinated interests. These assumptions include, but are not limited to, prepayment speeds, default rates and subsequent losses on the underlying loans, and the discount rates used to present value the future cash flows. All of the assumptions are subjective. Varying the assumptions can have a material effect on the present value determination in one securitization as compared to any other. Subsequent events will cause the actual occurrences of prepayments, losses and interest rates to be different from the assumptions used for such factors at the time of the recognition of the sale of the loans. The effect of the subsequently occurring events could cause a re-evaluation of the carrying values of the previously estimated values of the subordinated interests and excess spreads and such adjustment could be material.

      Because the subordinated interests to be retained by such subsidiaries represent claims to future cash flow that are subordinated to holders of senior interests, such subsidiaries retain a significant portion of the risk of whether the full value of the underlying loans may be realized. In addition, holders of the senior interests may have the right to receive certain additional payments on account of principal in order to reduce the balance of the senior interests in proportion to the credit enhancement requirements of any particular transaction. Such payments for the benefit of the senior interest holders will delay the payment, if any, of excess cash flow to such subsidiaries as the holder of the subordinated interests.

IMPACT OF CHANGING INTEREST RATES

      Because most of the Company's borrowings are at variable rates of interest, the Company will be impacted by fluctuations in interest rates. The Company monitors the interest rate environment and employs hedging strategies designed to mitigate certain effects of changes in interest rates when the Company deems such strategies appropriate. However, certain effects of changes in interest rates, such as increased prepayments of outstanding loans, cannot be mitigated. Fluctuations in interest rates could have a material adverse effect on the Company's financial condition, results of operations and business prospects.

      Among other things, a decline in interest rates could result in increased prepayments of outstanding loans, particularly on loans in the servicing portfolio of Mortgage Corp. The value of servicing rights is a significant asset of Mortgage Corp. As prepayments of serviced mortgages increase, the value of such servicing rights (as reflected on the Company's balance sheet) declines, with a corresponding reduction in income as a result of the impairment of the value of mortgage servicing rights. Although to date the impact of such effect has largely been mitigated by increased production of mortgages from refinancings during periods of declining interest rates, there can be no assurance that new mortgage production will be sufficient to mitigate such effect in the future. Absent a level of new mortgage production sufficient to mitigate the effect of mortgage loan prepayments, the future revenue and earnings of the Company will be adversely affected. In addition to prepayment risks, during periods of declining interest rates, Mortgage Corp. experiences higher levels of borrowers who elect not to close on loans for which they have applied because they tend to find loans at lower interest rates. If Mortgage Corp. has entered into commitments to sell such a loan on a forward basis and the prospective borrower fails to close, Mortgage Corp. must nevertheless meet its commitment to deliver the contracted for loans at the promised yields. Mortgage Corp. will incur a loss if it is required to deliver loans to an investor at a committed yield higher than current market rates. A substantial and sustained decline in interest rates also may adversely impact the amount of distressed assets available for purchase by the Company. The value of the Company's interest-earning assets and liabilities may be directly affected by the level of and fluctuations in interest rates, including the valuation of any residual interests in securitizations that would be severely impacted by increased loan prepayments resulting from declining interest rates.

      Conversely, a substantial and sustained increase in interest rates could adversely affect the ability of the Company to originate loans and could reduce the gains recognized by the Company upon their securitization and sale. Fluctuating interest rates also may affect the net interest income earned by the Company resulting from the difference between the yield to the Company on mortgage and other loans held pending sale and the interest paid by the Company for funds borrowed under the Company's warehouse credit facilities or otherwise.

CREDIT IMPAIRED BORROWERS

      The Company's sub-prime borrowers generally are unable to obtain credit from traditional financial institutions due to factors such as an impaired or poor credit history, low income or another adverse credit event. The Company is subject to various risks associated with these borrowers, including, but not limited to, the risk that the borrowers will not satisfy their debt service obligations and that the realizable value of the assets securing their loans will not be sufficient to repay the borrowers' debt. While the Company believes that the underwriting criteria and collection methods it employs enable it to identify and control the higher risks inherent in loans made to such borrowers, and that the interest rates charged compensate the Company for the risks inherent in such loans, no assurance can be given that such criteria or methods, or such interest rates, will afford adequate protection against, or compensation for, higher than anticipated delinquencies, foreclosures or losses. The actual rate of delinquencies, foreclosures or losses could be significantly accelerated by an economic downturn or recession. Consequently, the Company's financial condition, results of operations and business prospects could be materially adversely affected. The Company has established an allowance for loan losses through periodic earnings charges and purchase discounts on acquired receivables to cover anticipated loan losses on the loans currently in its portfolio. No assurance can be given, however, that loan losses in excess of the allowance will not occur in the future or that additional provisions will not be required to provide for adequate allowances in the future.

AVAILABILITY OF PORTFOLIO ASSETS

      The Portfolio Asset acquisition and resolution business is affected by long-term cycles in the general economy. In addition, the volume of domestic Portfolio Assets available for purchase by investors such as the Company has generally declined since 1993 as large pools of distressed assets acquired by governmental agencies in the 1980s and early 1990s have been resolved or sold. The Company cannot predict its future annual acquisition volume of Portfolio Assets. Moreover, future Portfolio Asset purchases will depend on the availability of Portfolios offered for sale, the availability of capital and the Company's ability to submit successful bids to purchase Portfolio Assets. The acquisition of Portfolio Assets has become highly competitive in the United States. This may require the Company to acquire Portfolio Assets at higher prices thereby lowering profit margins on the resolution of such Portfolios. Under certain circumstances, the Company may choose not to bid for Portfolio Assets that it believes cannot be acquired at attractive prices. As a result of all the above factors, Portfolio Asset purchases, and the revenue derived from the resolution of Portfolio Assets, may vary significantly from quarter to quarter.

AVAILABILITY OF NET OPERATING LOSS CARRYFORWARDS

      The Company believes that, as a result of the Merger, approximately $596 million of NOLs were available to the Company to offset future taxable income as of December 31, 1995. Since December 31, 1995, the Company estimates that it has generated an additional $12 million in NOLs. Accordingly, as of December 31, 1997, the Company estimates that it had approximately $608 million of NOLs available to offset future taxable income. In accordance with the terms of Financial Accounting Standards Board Statement Number 109 (relating to accounting for income taxes), the Company has established a future utilization equivalent to approximately $87.7 million of the total $608 million of NOLs, which equates to a $30.6 million deferred tax asset on the Company's books and records. However, because the Company's position in respect of its NOLs is based upon factual determinations and upon legal issues with respect to which there is uncertainty and because no ruling has been obtained from the Internal Revenue Service (the "IRS") regarding the amount or availability of the NOLs to the Company, there can be no assurance that the IRS will not challenge the amount or availability of the Company's NOLs and, if challenged, that the IRS will not be successful in disallowing the entire amount of the Company's NOLs, with the result that the Company's $30.6 million deferred tax asset would be reduced or eliminated.

      Assuming that the $608 million in NOLs is available to the Company, the entire amount of such NOLs may be carried forward to offset future taxable income of the Company until the tax year 2005. Thereafter, the NOLs begin to expire. The ability of the Company to utilize such NOLs will be severely limited if there is a more than 50% ownership change of the

Company during a three-year testing period within the meaning of section 382 of the Internal Revenue Code of 1986, as amended (the "Tax Code"). There can be no assurance that future transactions, alone or in combination, including the issuance of Offered Securities, will not result in a more than 50% ownership change of the Company and a limitation of the Company's utilization of such NOLs.

      If the Company were unable to utilize its NOLs to offset future taxable income, it would lose significant competitive advantages that it now enjoys. Such advantages include, but are not limited to, the Company's ability to offset non-cash income recognized by the Company in connection with certain securitizations, to generate capital to support its expansion plans on a tax-advantaged basis, to offset its and its consolidated subsidiaries' pre-tax income, and to have access to the cash flow that would otherwise be represented by payments of federal tax liabilities.

      For a more detailed discussion of these and other tax considerations, including certain tax considerations relating to transactions undertaken in connection with the Merger, see "Certain Federal Income Tax Considerations."

ASSUMPTIONS UNDERLYING PORTFOLIO ASSET PERFORMANCE

      The purchase price and carrying value of Portfolio Assets acquired by Commercial Corp. is determined largely by estimating expected future cash flows from such assets. The Company develops and revises such estimates based on its historical experience and current market conditions, and based on the discount rates that the Company believes are appropriate for the assets comprising the Portfolios. In addition, many obligors on Portfolio Assets have impaired credit, with risks associated with such obligors similar to the risks described in respect of borrowers under "-- Credit Impaired Borrowers." If the amount and timing of actual cash flows is materially different from estimates, the Company's financial condition, results of operations and business prospects could be materially adversely affected.

GENERAL ECONOMIC CONDITIONS

      Periods of economic slowdown or recession, or declining demand for residential or commercial real estate, automobile loans or other commercial or consumer loans may adversely affect the Company's business. Economic downturns may reduce the number of loan originations by the Company's mortgage banking, consumer and commercial finance businesses and negatively impact its securitization activity and generally reduce the value of the Company's assets. In addition, periods of economic slowdown or recession, whether general, regional or industry-related, may increase the risk of default on mortgage loans and other loans and could have a material adverse effect on the Company's financial condition, results of operations and business prospects. Such periods also may be accompanied by declining values of homes, automobiles and other property securing outstanding loans, thereby weakening collateral coverage and increasing the possibility of losses in the event of default. Significant increases in homes or automobiles for sale during recessionary economic periods may depress the prices at which such collateral may be sold or delay the timing of such sales. There can be no assurance that there will be adequate markets for the sale of foreclosed homes or repossessed automobiles. Any material deterioration of such markets could reduce recoveries from the sale of collateral.

      Such economic conditions could also adversely affect the resolution of Portfolio Assets, lead to a decline in prices or demand for collateral underlying Portfolio Assets, or increase the cost of capital invested by the Company and the length of time that capital is invested in a particular Portfolio. All or any one of these events could decrease the rate of return and profits to be realized from such Portfolio and materially adversely affect the Company's financial condition, results of operations and business prospects.

RISK OF DECLINING VALUE OF COLLATERAL

      The value of the collateral securing mortgage loans, automobile and other consumer loans and loans acquired for resolution, as well as real estate or other acquired distressed assets, is subject to various risks, including uninsured damage, change in location or decline in value caused by use, age or market conditions. Any material decline in the value of such collateral could adversely affect the financial condition, results of operations and business prospects of the Company.

GOVERNMENT REGULATION

      Many aspects of the Company's business are subject to regulation, examination and licensing under various federal, state and local statutes and regulations that impose requirements and restrictions affecting, among other things, the Company's loan originations, credit activities, maximum interest rates, finance and other charges, disclosures to customers, the terms of secured transactions, collection, repossession and claims handling procedures, multiple qualification and licensing requirements for doing business in various jurisdictions, and other trade practices. The Company believes it is currently in compliance in all material respects with applicable regulations, but there can be no assurance that the Company will be able to maintain such compliance. Failure to comply with, or changes in, these laws or regulations, or the expansion of the Company's business into jurisdictions that have adopted more stringent regulatory requirements than those in which the Company currently conducts business, could have an adverse effect on the Company by, among other things, limiting the interest and fee income the Company may generate on existing and additional loans, limiting the states in which the Company may operate or restricting the Company's ability to realize on the collateral securing its loans.

      The mortgage banking industry in particular is highly regulated. Failure to comply with any of the various state and federal laws affecting the industry, all of which are subject to regular modification, may result in, among other things, demands for indemnification or mortgage loan repurchases, certain rights of rescission for mortgage loans, class action lawsuits, administrative enforcement actions and civil and criminal liability. Furthermore, currently there are proposed various laws, rules and regulations which, if adopted, could materially affect the Company's business. There can be no assurance that these proposed laws, rules and regulations, or other such laws, rules or regulations will not be adopted in the future that will make compliance more difficult or expensive, restrict the Company's ability to originate, purchase, service or sell loans, further limit or restrict the amount of commissions, interest and other charges earned on loans originated, purchased, serviced or sold by the Company, or otherwise have a material adverse effect on the Company's financial condition, results of operations and business prospects.

      Members of Congress and government officials have from time to time suggested the elimination of the mortgage interest deduction for federal income tax purposes, either entirely or in part, based on borrower income, type of loan or principal amount. The reduction or elimination of these tax benefits may lessen the demand for residential mortgage loans and Home Equity Loans, and could have a material adverse effect on the Company's financial condition, results of operations and business prospects.

ENVIRONMENTAL LIABILITIES

      The Company, through its subsidiaries and affiliates, acquires real property in its Portfolio Asset acquisition and resolution business, and periodically acquires real property through foreclosure of mortgage loans that are in default. There is a risk that properties acquired by the Company could contain hazardous substances or waste, contaminants or pollutants. The Company may be required to remove such substances from the affected properties at its expense, and the cost of such removal may substantially exceed the value of the affected properties or the loans secured by such properties. Furthermore, the Company may not have adequate remedies against the prior owners or other responsible parties to recover its costs, either as a matter of law or regulation, or as a result of such prior owners' financial inability to pay such costs. The Company may find it difficult or impossible to sell the affected properties either prior to or following any such removal.

COMPETITION

      All of the businesses in which the Company operates are highly competitive. Some of the Company's principal competitors are substantially larger and better capitalized than the Company. Because of their resources, these companies may be better able than the Company to obtain new customers for mortgage or other loan production, to acquire Portfolio Assets, to pursue new business opportunities or to survive periods of industry consolidation. Access to and the cost of capital are critical to the Company's ability to compete. Many of the Company's competitors have superior access to capital sources and can arrange or obtain lower cost of capital, resulting in a competitive disadvantage to the Company with respect to such competitors.

      In addition, certain of the Company's competitors may have higher risk tolerances or different risk assessments, which could allow these competitors to establish lower margin requirements and pricing levels than those established by the Company. In the event a significant number of competitors establish pricing levels below those established by the Company, the Company's ability to compete would be adversely affected.

RISKS ASSOCIATED WITH FOREIGN OPERATIONS

      The Company has acquired, and manages and resolves, Portfolio Assets located in France and is actively pursuing opportunities to purchase additional pools of distressed assets in France, other areas of Western Europe, Asia and Mexico. Foreign operations are subject to various special risks, including currency translation risks, currency exchange rate fluctuations, exchange controls and different political, social and legal and regulatory environments within such foreign markets. To the extent future financing in foreign currencies is unavailable at reasonable rates, the Company would be further exposed to currency translation risks, currency exchange rate fluctuations and exchange controls. In addition, earnings of foreign operations may be subject to foreign income taxes that reduce cash flow available to meet debt service requirements and other obligations of the Company, which may be payable even if the Company has no earnings on a consolidated basis. Any or all of the foregoing could have a material adverse effect on the Company's financial condition, results of operations and business prospects.

DEPENDENCE ON INDEPENDENT MORTGAGE BROKERS

      The Company depends in large part on independent mortgage brokers for the origination and purchase of mortgage loans. A substantial portion of the loans originated by Mortgage Corp., and all of the Home Equity Loans originated by Capital Corp., are currently originated by independent mortgage brokers or otherwise acquired from third parties. These independent mortgage brokers deal with multiple lenders for each prospective borrower. The Company competes with these lenders for the independent brokers' business based on a number of factors, including price, service, loan fees and costs. The Company's financial condition, results of operations and business prospects could be adversely affected by changes in the volume and profitability of mortgage loans resulting from, among other things, competition with other lenders and purchasers of such loans.

      Class action lawsuits have been filed against a number of mortgage lenders, including Mortgage Corp., alleging that such lenders have violated the federal Real Estate Settlement Procedures Act of 1974 by making certain payments to independent mortgage brokers. If these cases are resolved against the lenders, it may cause an industry-wide change in the way independent mortgage brokers are compensated. Such changes may have a material adverse effect on the Company's results of operations, financial condition and business prospects.

DEPENDENCE ON AUTOMOBILE DEALERSHIP RELATIONSHIPS

      The ability of the Company to expand into new geographic markets and to maintain or increase its volume of automobile loans is dependent upon maintaining and expanding the network of franchised automobile dealerships from which it purchases contracts. Increased competition, including competition from captive finance affiliates of automobile manufacturers, could have a material adverse effect on the Company's ability to maintain or expand its dealership network.

LITIGATION

      Industry participants in the lending business from time to time are named as defendants in litigation involving alleged violations of federal and state consumer protection or other similar laws and regulations. A judgment against the Company in connection with any such litigation could have a material adverse effect on the Company's financial condition, results of operations and business prospects.

RELATIONSHIP WITH AND DEPENDENCE UPON CARGILL

      The Company's relationship with Cargill Financial Services Corporation ("Cargill Financial") is significant in a number of respects. Cargill Financial, a subsidiary of Cargill,

Incorporated, a privately held, multi-national agricultural company, provides equity and debt financings for many of the investment entities (each such entity, an "Acquisition Partnership") formed by the Company and one or more co-investors to acquire Portfolio Assets. Cargill Financial owns approximately 2.7% of the Company's outstanding Common Stock, and a Cargill Financial designee, David W. MacLennan, serves as a director of the Company. The Company believes its relationship with Cargill Financial significantly enhances the Company's credibility as a purchaser of Portfolio Assets and facilitates its ability to expand into other businesses and foreign markets. Although management believes that the Company's relationship with Cargill Financial is excellent, there can be no assurance that such relationship will continue in the future. Absent such relationship, the Acquisition Partnerships would be required to find alternative sources for the financing that Cargill Financial has historically provided. There can be no assurance that such alternative financing would be available. Any termination of such relationship could have a material adverse effect on the Company's financial condition, results of operations and business prospects.

DEPENDENCE ON KEY PERSONNEL

      The Company is dependent on the efforts of its senior executive officers, particularly James R. Hawkins (Chairman and Chief Executive Officer), James T. Sartain (President and Chief Operating Officer), Rick R. Hagelstein (Executive Vice President and Director of Subsidiary Operations), Matt A. Landry, Jr. (Executive Vice President and Chief Administrative Officer) and Richard J. Gillen (Managing Director of Mortgage Finance). The Company is also dependent on several of the key members of management of each of its operating subsidiaries, many of whom were instrumental in developing and implementing the business strategy for such subsidiaries. The inability or unwillingness of one or more of these individuals to continue in his present role could have a material adverse effect on the Company's financial condition, results of operations and business prospects. Except for Mr. Gillen, none of the senior executive officers has entered into an employment agreement with the Company. There can be no assurance that any of the foregoing individuals will continue to serve in his current capacity or for what time period such service might continue. The Company does not maintain key person life insurance for any of its senior executive officers other than Mr. Gillen.

INFLUENCE OF CERTAIN SHAREHOLDERS

      The directors and executive officers of the Company collectively beneficially own approximately 30.9% of the Common Stock. Although there are no agreements or arrangements with respect to voting such Common Stock among such persons except as described below, such persons, if acting together, may effectively be able to control any vote of shareholders of the Company and thereby exert considerable influence over the affairs of the Company. James R. Hawkins, the Chairman of the Board and Chief Executive Officer of the Company, is the beneficial owner of approximately 11.5% of the outstanding Common Stock. James T. Sartain, President and Chief Operating Officer of the Company, and ATARA I, Ltd. ("ATARA"), an entity associated with Rick R. Hagelstein, Executive Vice President and Director of Subsidiary Operations of the Company, beneficially own approximately 4.3% and 4.1% of the outstanding Common Stock, respectively. In addition, Cargill Financial owns approximately 2.7% of the Common Stock. Mr. Hawkins, Mr. Sartain, Cargill Financial and ATARA are parties to a shareholder voting agreement (the "Shareholder Voting Agreement").

Under the Shareholder Voting Agreement, Mr. Hawkins, Mr. Sartain and ATARA are required to vote their shares in favor of Cargill Financial's designee for director of the Company, and Cargill Financial is required to vote its shares in favor of one or more of the designees of Messrs. Hawkins and Sartain and ATARA. ATARA, Cargill Financial and Messrs. Hawkins and Sartain are the beneficial owners of an aggregate of 22.5% of the outstanding Common Stock and are able to exert considerable influence over the affairs of the Company. Richard J. Gillen, Managing Director of Mortgage Finance, and Ed Smith are the beneficial owners of 7.8% and 7.2%, respectively, of the Common Stock. As a result, Messrs. Gillen and Smith may be able to exert influence over the affairs of the Company and if their shares are combined with the holdings of Messrs. Hawkins and Sartain and the shares held by ATARA, will have effective control of the Company. There can be no assurance that the interests of management or the other entities and individuals named above will be aligned with the Company's other shareholders.

RELIANCE ON SYSTEMS; YEAR 2000 ISSUES

      The Company's computer systems are integral to the operation of its businesses. There can be no assurance that these systems will continue to be adequate to support the Company's growth. A failure of the Company's computer systems, including a failure of data integrity or accuracy, could have a material adverse effect on the Company's financial condition, results of operations and business prospects.

      Although the Company maintains its own computer systems for a significant portion of its operations, the Company is substantially dependent on the services of third-party servicers in its mortgage banking and Portfolio Asset acquisition and resolution businesses. The Company has been informed by such servicers that, although they intend to make the necessary modifications to their computer systems, the computer systems operated by them are not yet year 2000 compliant. In addition, the Company interacts electronically with several government agencies, including FHLMC, FNMA, FHA, FMHA and GNMA, whose computer systems are not yet year 2000 compliant. There can be no assurance that such third parties and government agencies will make the necessary modifications to their respective computer systems to enable proper processing of transactions relating to the year 2000 and beyond. Any failure by such entities to timely correct year 2000 issues could have a material adverse effect on the Company's financial condition, results of operations and business prospects.

ANTI-TAKEOVER CONSIDERATIONS

      The Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") and by-laws contain a number of provisions relating to corporate governance and the rights of shareholders. Certain of these provisions may be deemed to have a potential "anti-takeover" effect to the extent they are utilized to delay, defer or prevent a change of control of the Company by deterring unsolicited tender offers or other unilateral takeover proposals and compelling negotiations with the Company's Board of Directors rather than non-negotiated takeover attempts even if such events may be in the best interests of the Company's shareholders. The Certificate of Incorporation also contains certain provisions restricting the transfer of its securities that are designed to prevent ownership changes that might limit or eliminate the ability of the Company to use its NOLs. See "Description of Common Stock."

PERIOD TO PERIOD VARIANCES

      The Company recognizes revenue from Portfolio Assets and Acquisition Partnerships based on proceeds realized from the resolution of the Portfolio Assets, which proceeds have historically varied significantly and likely will continue to vary significantly from period to period. Consequently, the Company's period to period revenue and net income have historically varied, and are likely to continue to vary, correspondingly. Such variances, alone or with other factors, such as conditions in the economy or the financial services industries or other developments affecting the Company, may result in significant fluctuations in the reported earnings of the Company and in the trading prices of the Company's securities, particularly the Common Stock.

TAX, MONETARY AND FISCAL POLICY CHANGES

      The Company originates and acquires financial assets, the value and income potential of which are subject to influence by various state and federal tax, monetary and fiscal policies in effect from time to time. The nature and direction of such policies are entirely outside the control of the Company, and the Company cannot predict the timing or effect of changes in such policies. Changes in such policies could have a material adverse effect on the Company's financial condition, results of operations and business prospects.


                      RATIO OF EARNINGS TO FIXED CHARGES
                    AND EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

      The following table sets forth the Company's and its consolidated subsidiaries' ratios of earnings to fixed charges and ratios of earnings to combined fixed charges and preferred stock dividends for the periods indicated:

                                                   THREE MONTHS                YEAR ENDED DECEMBER 31,
                                                  ENDED MARCH 31,
                                                  ---------------    ------------------------------------------
                                                  1998      1997     1997     1996      1995     1994     1993
                                                  -----     -----    -----    -----     -----    -----    -----
Ratio of Earnings to Fixed Charges.............   1.30x     2.22x    1.47x    1.74x     1.61x    1.23x    1.67x
Ratio of Earnings to Combined Fixed Charges
and Preferred Stock Dividends..................   1.18x     1.82x    1.29x    1.42x     1.41x    1.23x    1.67x


      For purposes of computing the ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends, "earnings" consist of income from continuing operations before federal income taxes and fixed charges, less undistributed income of less than fifty-percent-owned entities. "Fixed charges" consist of interest expense.

                                USE OF PROCEEDS

      Unless otherwise specified in the Prospectus Supplement, the net proceeds from the sale of the Offered Securities will be used for general corporate purposes, including repayment of borrowings, redemption of outstanding securities, working capital, capital expenditures and acquisitions. Additional information on the use of net proceeds from the sale of the Offered Securities is set forth in the Prospectus Supplement relating to such Offered Securities.

                        DESCRIPTION OF DEBT SECURITIES

      The following description of the terms of the Debt Securities summarizes certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities and the extent, if any, to which such general provisions may apply to any series of Debt Securities will be described in the Prospectus Supplement relating to such series.

      The Debt Securities are to be issued under one or more Indentures (collectively, the "Indenture") between the Company and a trustee selected by the Company, which trustee shall be named in a Prospectus Supplement (the "Trustee"). The following statements are subject to the detailed provisions of the Indenture, a copy of which is filed as an exhibit to the Registration Statement. Wherever any particular provisions of the Indenture or terms defined therein are referred to, such provisions and terms are incorporated by reference as a part of the statements made herein and such statements are qualified in their entirety by such references. Defined terms used but not otherwise defined herein shall have the meanings ascribed to them in the Indenture.

GENERAL

      The Debt Securities may be either Senior Securities or Subordinated Securities and will be secured or unsecured. The Indenture does not limit the amount of Debt Securities which may be issued thereunder and Debt Securities may be issued thereunder up to the aggregate principal amount which may be authorized from time to time by the Company. Debt Securities will be issued from time to time and offered on terms determined by market conditions at the time of sale.

      The Senior Securities will be secured or unsecured and will rank on a parity with all other unsubordinated indebtedness of the Company. To the extent provided in the Prospectus Supplement relating thereto, the Company may be required to secure Senior Securities equally and ratably with other Debt (as defined in the Indenture) with respect to which the Company elects or is required to provide security. The Subordinated Securities will be secured or unsecured and will be subordinated and junior to all "Senior Indebtedness" (which for this purpose includes any Senior Securities) to the extent set forth in the applicable supplemental Indenture and the Prospectus Supplement relating to such series.

      The Debt Securities may be issued in one or more series with the same or various maturities at par, at a premium or at a discount. Any Debt Securities bearing no interest or interest at a rate which at the time of issuance is below market rates will be sold at a discount (which may be substantial) from their stated principal amount. Federal income tax consequences and other special considerations applicable to any such substantially discounted Debt Securities will be described in the Prospectus Supplement relating thereto.

      Reference is made to the Prospectus Supplement for the following terms of the Debt Securities offered hereby: (i) the designation, aggregate principal amount and authorized denominations of such Debt Securities; (ii) the percentage of their principal amount at which such Debt Securities will be issued; (iii) the date or dates on which the Debt Securities will mature; (iv) the rate or rates (which may be fixed or floating) per annum at which the Debt Securities will bear interest, if any, or the method of determining such rate or rates; (v) the date or dates on which any such interest will be payable, the date or dates on which payment of any such interest will commence and the Regular Record Dates for such Interest Payment Dates; (vi) whether such Debt Securities are Senior Securities or Subordinated Securities; (vii) whether such Debt Securities are secured or unsecured; (viii) the terms of any mandatory or optional redemption (including any provisions for any sinking, purchase or other analogous fund) or repayment option; (ix) the currency, currencies or currency units for which the Debt Securities may be purchased and the currency, currencies or currency units in which the principal thereof, any premium thereon and any interest thereon may be payable; (x) if the currency, currencies or currency units for which the Debt Securities may be purchased or in which the principal thereof, any premium thereon and any interest thereon may be payable is at the election of the Company or the purchaser, the manner in which such election may be made; (xi) if the amount of payments on the Debt Securities is determined with reference to an index based on one or more currencies or currency units, changes in the price of one or more securities or changes in the price of one or more commodities, the manner in which such amounts may be determined; (xii) the extent to which any of the Debt Securities will be issuable in temporary or permanent global form, or the manner in which any interest payable on a temporary or permanent Global Security will be paid; (xiii) the terms and conditions upon which conversion or exchange of the Debt Securities into or for Common Stock, Preferred Stock or other Debt Securities will be effected, including the conversion price or exchange ratio, the conversion or exchange period and any other conversion or exchange provisions; (xiv) information with respect to book-entry procedures, if any; (xv) a discussion of certain Federal income tax, accounting and other special considerations, procedures and limitations with respect to the Debt Securities; and (xvi) any other specific terms of the Debt Securities not inconsistent with the Indenture.

      If any of the Debt Securities are sold for one or more foreign currencies or foreign currency units or if the principal of, premium, if any, or any interest on any series of Debt Securities is payable in one or more foreign currencies or foreign currency units, the restrictions, elections, Federal income tax consequences, specific terms and other information with respect to such issue of Debt Securities and such currencies or currency units will be set forth in the Prospectus Supplement relating thereto.

      Unless otherwise specified in the Prospectus Supplement, the principal of, any premium on, and any interest on the Debt Securities will be payable, and the Debt Securities will be transferable, at the Corporate Trust Office of the Trustee specified in the applicable Indenture, provided that payment of interest, if any, may be made at the option of the Company by check mailed on or before the payment date, first class mail, to the address of the person entitled thereto as it appears on the registry books of the Company or its agent.

      Unless otherwise specified in the Prospectus Supplement, the Debt Securities will be issued only in fully registered form and in denominations of $1,000 and any integral multiple thereof. No service charge will be made for any transfer or exchange of any Debt Securities, but the Company may, except in certain specified cases not involving any transfer, require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

GLOBAL SECURITIES

      The Debt Securities of a series may be issued, in whole or in part, in the form of one or more Global Securities that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the Prospectus Supplement relating to such series. Global Securities may be issued only in fully registered form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual Debt Securities represented thereby, a Global Security may not be transferred except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by the Depositary or any nominee of such Depositary to a successor Depositary or any nominee of such successor.

      The specific terms of the depositary arrangement with respect to a series of Debt Securities will be described in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will generally apply to depositary arrangements.

      Upon the issuance of a Global Security, the Depositary for such Global Security or its nominee will credit, on its book entry registration and transfer system, the respective principal amounts of the individual Debt Securities represented by such Global Security to the accounts of persons that have accounts with such Depositary. Such accounts shall be designated by the dealers, underwriters or agents with respect to such Debt Securities or by the Company if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in a Global Security will be limited to persons that have accounts with the applicable Depositary ("participants") or persons that may hold interests through participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable Depositary or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

      So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have any of the individual Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of any such Debt Securities of such series in definitive form and will not be considered the owners or holders thereof under the Indenture governing such Debt Securities.

      Payments of principal of, any premium on, and any interest on, individual Debt Securities represented by a Global Security registered in the name of a Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security representing such Debt Securities. Neither the Company, the Trustee for such Debt Securities, any Paying Agent, nor the Security Registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Security for such Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

      The Company expects that the Depositary for a series of Debt Securities or its nominee, upon receipt of any payment of principal, premium or interest in respect of a permanent Global Security representing any of such Debt Securities, immediately will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security for such Debt Securities as shown on the records of such Depositary or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." Such payments will be the responsibility of such participants.

      If the Depositary for a series of Debt Securities is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will issue individual Debt Securities of such series in exchange for the Global Security representing such series of Debt Securities. In addition, the Company may at any time and in its sole discretion, subject to any limitations described in the Prospectus Supplement relating to such Debt Securities, determine not to have any Debt Securities of a series represented by one or more Global Securities and, in such event, will issue individual Debt Securities of such series in exchange for the Global Security or Securities representing such series of Debt Securities. Further, if the Company so specifies with respect to the Debt Securities of a series, an owner of a beneficial interest in a Global Security representing Debt Securities of such series may, on terms acceptable to the Company, the Trustee and the Depositary for such Global Security, receive individual Debt Securities of such series in exchange for such beneficial interests, subject to any limitations described in the Prospectus Supplement relating to such Debt Securities. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery of individual Debt Securities of the series represented by such Global Security equal in principal amount to such beneficial interest and to have such Debt Securities registered in its name. Individual Debt Securities of such series so issued will be issued in denominations, unless otherwise specified by the Company, of $1,000 and integral multiples thereof.

SENIOR SECURITIES

      The Senior Securities will be direct, secured or unsecured obligations of the Company, and will constitute Senior Indebtedness (in each case as defined in the applicable supplemental Indenture) ranking on a parity with all other unsubordinated indebtedness of the Company.

SUBORDINATED SECURITIES

      The Subordinated Securities will be direct, secured or unsecured obligations of the Company. The obligations of the Company pursuant to the Subordinated Securities will be subordinate in right of payment to the extent set forth in the Indenture and the applicable supplemental Indenture to all Senior Indebtedness (including all Senior Securities) (in each case as defined in the applicable supplemental Indenture). Except to the extent otherwise set forth in a Prospectus Supplement, the Indenture does not contain any restriction on the amount of Senior Indebtedness that the Company may incur.

      The terms of the subordination of a series of Subordinated Securities, together with the definition of Senior Indebtedness related thereto, will be as set forth in the applicable supplemental Indenture and the Prospectus Supplement relating to such series.

      The Subordinated Securities will not be subordinated to indebtedness of the Company that is not Senior Indebtedness, and the creditors of the Company that do not hold Senior Indebtedness will not benefit from the subordination provisions described herein. In the event of the bankruptcy or insolvency of the Company before or after maturity of the Subordinated Securities, such other creditors would rank pari passu with holders of the Subordinated Securities, subject, however, to the broad equity powers of the Federal bankruptcy court pursuant to which such court may, among other things, reclassify the claims of any series of Subordinated Securities into a class of claims having a different relative priority with respect to the claims of such other creditors or any other claims against the Company.

COVENANTS

      The Indenture contains certain covenants that will be applicable (unless waived or amended) so long as any of the Debt Securities are outstanding, unless stated otherwise in the Prospectus Supplement.

CONSOLIDATION, MERGER, SALE OR CONVEYANCE

      The Indenture provides that the Company may not consolidate with or merge into any other Person or convey or transfer its properties and assets substantially as an entirety to any Person, unless (i) the successor Person shall be a corporation or partnership organized and existing under the laws of the United States or any State thereof or the District of Columbia, and shall expressly assume by a supplemental indenture executed and delivered to the Trustee, in form satisfactory to the Trustee, the due and punctual payment of the principal of, any premium on, and any interest on, all the outstanding Debt Securities and the performance of every covenant in the Indenture on the part of the Company to be performed or observed; (ii) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing; and (iii) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance or transfer and such supplemental Indenture comply with the foregoing provisions relating to such transaction. In case of any such consolidation, merger, conveyance or transfer, such successor Person will succeed to and be substituted for the Company as obligor on the Debt Securities, with the same effect as if it had been named in the Indenture as the Company.

EVENTS OF DEFAULT; WAIVER AND NOTICE THEREOF; DEBT SECURITIES IN FOREIGN CURRENCIES

      As to any series of Debt Securities, an Event of Default is defined in the Indenture as (a) default for 30 days in payment of any interest on the Debt Securities of such series; (b) default in payment of principal of or any premium on the Debt Securities of such series at maturity; (c) default in payment of any sinking or purchase fund or analogous obligation, if any, on the Debt Securities of such series; (d) default by the Company in the performance of any other covenant or warranty contained in the Indenture for the benefit of such series which shall not have been remedied by the end of a period of 60 days after notice is given as specified in the Indenture; (e) certain events of bankruptcy, insolvency and reorganization of the Company; and (f) to the extent set forth in the applicable supplemental Indenture and Prospectus Supplement, certain defaults under other Debt.

      A default under one series of Debt Securities will not necessarily be a default under another series. Any additions, deletions or other changes to the Events of Default that will be applicable to a series of Debt Securities will be described in the Prospectus Supplement relating to such series of Debt Securities.

      The Indenture provides that (i) if an Event of Default described in clause
(a), (b), (c), (d) or (f) above (if the Event of Default under clause (d) is with respect to less than all series of Debt Securities then outstanding) shall have occurred and be continuing with respect to any series, either the Trustee or the holders of not less than 25% in aggregate principal amount of the Debt Securities of such series then outstanding (each such series acting as a separate class) may declare the principal (or, in the case of Original Issue Discount Securities, the portion thereof specified in the terms thereof) of all outstanding Debt Securities of such series and the interest accrued thereon, if any, to be due and payable immediately and (ii) if an Event of Default described in clause (d) or (f) above (if the Event of Default under clause (d) is with respect to all series of Debt Securities then outstanding) shall have occurred and be continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of all Debt Securities then outstanding (treated as one class) may declare the principal (or, in the case of Original Issue Discount Securities, the portion thereof specified in the terms thereof) of all Debt Securities then outstanding and the interest accrued thereon, if any, to be due and payable immediately, but upon certain conditions such declarations may be annulled and past defaults (except for defaults in the payment of principal of, any premium on, or any interest on, such Debt Securities and in compliance with certain covenants) may be waived by the holders of a majority in aggregate principal amount of the Debt Securities of such series then outstanding. If an Event of Default described in clause (e) occurs and is continuing, then the principal amount (or, in the case of Debt Securities originally issued at a discount, such portion of the principal amount as may be specified in the terms hereof) of all the Debt Securities then outstanding and all accrued interest thereon shall become and be due and payable immediately, without any declaration or other act by the Trustee or any other Holder.

      Under the Indenture the Trustee must give to the holders of each series of Debt Securities notice of all uncured defaults known to it with respect to such series within 90 days after such a default occurs (the term default to include the events specified above without notice or grace periods); provided that, except in the case of default in the payment of principal of, any premium on, or any interest on, any of the Debt Securities, or default in the payment of any sinking or purchase fund installment or analogous obligations, the Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the holders of the Debt Securities of such series.

      No holder of any Debt Securities of any series may institute any action under the Indenture unless (a) such holder shall have given the Trustee written notice of a continuing Event of Default with respect to such series; (b) the holders of not less than 25% in aggregate principal amount of the Debt Securities of such series then outstanding shall have requested the Trustee to institute proceedings in respect of such Event of Default; (c) such holder or holders shall have offered the Trustee such reasonable indemnity as the Trustee may require; (d) the Trustee shall have failed to institute an action for 60 days thereafter and (e) no inconsistent direction shall have been given to the Trustee during such 60-day period by the holders of a majority in aggregate principal amount of Debt Securities of such series.

      The holders of a majority in aggregate principal amount of the Debt Securities of any series affected and then outstanding will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to such series of Debt Securities. The Indenture provides that, in case an Event of Default shall occur and be continuing, the Trustee, in exercising its rights and powers under the Indenture, will be required to use the degree of care of a prudent man in the conduct of his own affairs. The Indenture further provides that the Trustee shall not be required to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties under the Indenture unless it has reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is reasonably assured to it.

      The Company must furnish to the Trustee within 120 days after the end of each fiscal year a statement signed by one of certain officers of the Company to the effect that a review of the activities of the Company during such year and of its performance under the Indenture and the terms of the Debt Securities has been made, and, to the best of the knowledge of the signatories based on such review, the Company has complied with all conditions and covenants of the Indenture or, if the Company is in default, specifying such default.

      If any Debt Securities are denominated in a coin or currency other than that of the United States, then for the purposes of determining whether the holders of the requisite principal amount of Debt Securities have taken any action as herein described, the principal amount of such Debt Securities shall be deemed to be that amount of United States dollars that could be obtained for such principal amount on the basis of the spot rate of exchange into United States dollars for the currency in which such Debt Securities are denominated (as evidenced to the Trustee by an Officers' Certificate) as of the date the taking of such action by the holders of such requisite principal amount is evidenced to the Trustee as provided in the Indenture.

      If any Debt Securities are Original Issue Discount Securities, then for the purposes of determining whether the holders of the requisite principal amount of Debt Securities have taken any action herein described, the principal amount of such Debt Securities shall be deemed to be the portion of such principal amount that would be due and payable at the time of the taking of such action upon a declaration of acceleration of maturity thereof.

MODIFICATION OF THE INDENTURE

      The Company and the Trustee may, without the consent of the holders of the Debt Securities, enter into indentures supplemental to the Indenture for, among others, one or more of the following purposes: (i) to evidence the succession of another corporation to the Company, and the assumption by such successor of the Company's obligations under the Indenture and the Debt Securities of any series;
(ii) to add covenants of the Company, or surrender any rights of the Company, for the benefit of the holders of Debt Securities of any or all series; (iii) to cure any ambiguity, omission, defect or inconsistency in such Indenture; (iv) to establish the form or terms of any series of Debt Securities, including any Subordinated Securities; (v) to evidence and provide for the acceptance of any successor Trustee with respect to one or more series of Debt Securities or to facilitate the administration of the trusts thereunder by one or more trustees in accordance with such Indenture; and (vi) to provide any additional Events of Default.

      With certain exceptions, the Indenture or the rights of the holders of the Debt Securities may be modified by the Company and the Trustee with the consent of the holders of a majority in aggregate principal amount of the Debt Securities of each series affected by such modification then outstanding, but no such modification may be made without the consent of the holder of each outstanding Debt Security affected thereby which would (i) change the maturity of any payment of principal of, or any premium on, or any installment of interest on any Debt Security, or reduce the principal amount thereof or the interest or any premium thereon, or change the method of computing the amount of principal thereof or interest thereon on any date or change any place of payment where, or the coin or currency in which, any Debt Security or any premium or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the maturity thereof (or, in the case of redemption or repayment, on or after the redemption date or the repayment date, as the case may be), or (ii) reduce the percentage in principal amount of the outstanding Debt Securities of any series, the consent of whose holders is required for any such modification, or the consent of whose holders is required for any waiver of compliance with certain provisions of the Indenture or certain defaults thereunder and their consequences provided for in the Indenture, or (iii) modify any of the provisions of certain Sections of the Indenture, including the provisions summarized in this paragraph, except to increase any such percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each outstanding Debt Security affected thereby.

DISCHARGE AND DEFEASANCE

      Unless otherwise set forth in the applicable Prospectus Supplement, the Company can discharge or defease its obligations with respect to any series of Debt Securities as set forth below.

      The Company may discharge all of its obligations (except those set forth below) to holders of any series of Debt Securities issued under any Indenture that have not already been delivered to the Trustee for cancellation and that have either become due and payable, or are by their terms due and payable within one year (or scheduled for redemption within one year), by irrevocably depositing with the Trustee cash or U.S. Government Obligations (as defined in such Indenture), or a combination thereof, as trust funds in an amount certified to be sufficient to pay when due the principal of, premium, if any, and interest, if any, on all outstanding Debt Securities of such series and to make any mandatory sinking fund payments, if any, thereon when due.

      Unless otherwise provided in the applicable Prospectus Supplement, the Company may also elect at any time to (a) defease and be discharged from all of its obligations (except those set forth below) to holders of any series of Debt Securities issued under each Indenture ("defeasance") or (b) be released from all of its obligations with respect to certain covenants applicable to any series of Debt Securities issued under each supplemental Indenture ("covenant defeasance"), if, among other things: (i) the Company irrevocably deposits with the Trustee cash or U.S. Government Obligations, or a combination thereof, as trust funds in an amount certified to be sufficient to pay when due the principal of, premium, if any, and interest, if any, on all outstanding Debt Securities of such series and to make any mandatory sinking fund payments, if any, thereon when due and such funds have been so deposited for 91 days; (ii) such deposit will not result in a breach or violation of, or cause a default under, any agreement or instrument to which the Company is a party or by which it is bound; and (iii) the Company delivers to the Trustee an opinion of counsel to the effect that the holders of such series of Debt Securities will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance or covenant defeasance and that defeasance or covenant defeasance will not otherwise alter the Federal income tax treatment of such holders' principal and interest payments, if any, on such series of Debt Securities.

                        DESCRIPTION OF PREFERRED STOCK

      The following is a description of certain general terms and provisions of the Preferred Stock. The particular terms of any series of Preferred Stock will be described in the applicable Prospectus Supplement. If so indicated in a Prospectus Supplement, the terms of any such series may differ from the terms set forth below.

      The Board of Directors of the Company (the "Board of Directors") is authorized, without action by the holders of Common Stock, to issue up to 98,000,000 shares of Optional Preferred Stock in one or more classes or series. Prior to issuance of shares of each series, the Board of Directors is required by the Delaware General Corporation Law (the "DGCL") and the Company's Certificate of Incorporation to adopt resolutions and file a Certificate of Designations (the "Certificate of Designations") with the Secretary of State of the State of Delaware, fixing for each such series the designations, powers, preferences and rights of the shares of such series and the qualifications, limitations and restrictions thereof, including, but not limited to, dividend rights, dividend rate or rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences as are permitted by the DGCL. The Board of Directors could authorize the issuance of shares of Preferred Stock with terms and conditions that could have the effect of discouraging a takeover or other transaction, which holders of some, or a majority, of such shares might believe to be in their best interests or in which holders of some, or a majority, of such shares might receive a premium for their shares over the then-market price of such shares.

      Subject to limitations prescribed by the DGCL, the Board of Directors is authorized to fix the number of shares constituting each series of Preferred Stock and the designations and powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution of the Board of Directors or duly authorized committee thereof. The Preferred Stock offered hereby will, upon issuance and full payment of the purchase price therefor, be fully paid and nonassessable and will not have, or be subject to, any preemptive or similar rights.

      Reference is made to the Prospectus Supplement relating to the series of Preferred Stock being offered for the specific terms thereof, including: (i) the title and stated value of such Preferred Stock; (ii) the number of shares of such Preferred Stock offered, the liquidation preference per share and the purchase price of such Preferred Stock; (iii) the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Stock; (iv) whether dividends shall be cumulative or non-cumulative and, if cumulative, the date from which dividends on such Preferred Stock shall accumulate; (v) the procedures for any auction and remarketing, if any, for such Preferred Stock; (vi) the provisions for a sinking fund, if any, for such Preferred Stock; (vii) the provisions for redemption, if applicable, of such Preferred Stock; (viii) any listing of such Preferred Stock on any securities exchange; (ix) the terms and conditions, if applicable, upon which such Preferred Stock will be convertible into Common Stock, including the conversion price (or manner of calculation thereof) and conversion period; (x) voting rights, if any, of such Preferred Stock; (xi) a discussion of any material and/or special Federal income tax considerations applicable to such Preferred Stock; (xii) the relative ranking and preferences of such Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; (xiii) any limitations on issuance of any series of Preferred Stock ranking senior to or on a parity with such series of Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company, and (xv) any other specific terms, preferences, rights, limitations or restrictions of such Preferred Stock.

      Unless otherwise specified in the applicable Prospectus Supplement, the shares of each series of Preferred Stock will upon issuance rank junior to the Company's Special Preferred Stock and Adjusting Rate Preferred Stock with respect to divided rights and rights upon liquidation, dissolution or winding up of the Company. At the close of business on July 15, 1998, there were outstanding 849,777 shares of the Special Preferred Stock and 1,073,704 shares of the Adjusting Rate Preferred Stock.

      Unless otherwise specified in the applicable Prospectus Supplement, the transfer agent and registrar for each series of Preferred Stock will be American Stock Transfer & Trust Company, whose principal offices are located at 40 Wall Street, New York, New York 10005.


                          DESCRIPTION OF COMMON STOCK

      The following summary does not purport to be complete and is subject in all respects to the applicable provisions of the DGCL and the Certificate of Incorporation. The Company is presently authorized to issue 100,000,000 shares of Common Stock, par value $0.01 per share. At the close of business on July 15, 1998, an aggregate of 8,260,622 shares of Common Stock were outstanding.

      The holders of shares of Common Stock are entitled to one vote for each share on all matters submitted to a vote of common stockholders. Except as otherwise provided by law or by the Certificate of Incorporation (including all rights of holders of the Company's outstanding series of preferred stock to vote on certain matters under certain circumstances) or by the by-laws of the Company, the holders of shares of Common Stock exclusively possess the voting power for the election of directors and for all other purposes. Except as otherwise provided by law, the Certificate of Incorporation or the by-laws of the Company, the vote of the holders of at least a majority of the outstanding shares of Common Stock who are present, in person or by proxy, at a meeting at which a quorum is present is required to take action. There is no provision in the Certificate of Incorporation for cumulative voting with respect to the election of directors of the Company. Directors of the Company are elected by a plurality of the votes of the shares entitled to vote in the election of directors. Each share of Common Stock is entitled to participate equally in dividends, when, as and if declared by the board of directors of the Company, and in the distribution of net assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, subject in all cases to any prior rights of outstanding shares of preferred stock of the Company. The shares of Common Stock have no preemptive or conversion rights, redemption rights or sinking fund provisions and are not subject to calls, assessments or rights of redemption by the Company.

      As set forth in the Certificate of Incorporation, subject to certain limited exceptions (including the prior approval of the board of directors of the Company), during the period (the "Restricted Transfer Period") beginning on July 3, 1995 (the "Effective Date") and ending on the earlier of (1) the expiration of 15 years after the Effective Date and (2) the first day of the taxable year of the Company to which no Tax Benefits (as such term is defined below) may be carried forward by the Company, the shares of Common Stock may not be sold or otherwise transferred to any transferee (including a group acting in concert) who directly or indirectly owns 4.75% or more of the outstanding shares of the Common Stock or any other class of securities of the Company similarly restricted or, after giving effect to the sale or transfer, would directly or indirectly own more than 4.75% of the outstanding shares of the Common Stock or any other class of securities of the Company similarly restricted. In addition, any transfer of Common Stock by a transferor who directly or indirectly owns or is treated as owning 5% or more of the outstanding shares of the Common Stock shall be void ab initio and shall not be effective to transfer any of such shares of Common Stock to the purported transferee. "Tax Benefits" is defined as net operating loss carryovers, capital loss carryovers, general business credit carryovers, alternative minimum tax carryovers, foreign tax credit carryovers and any net unrealized built-in losses.

      The Company is a Delaware corporation and is subject to Section 203 ("Section 203") of the DGCL. In general, Section 203 will prevent an "interested stockholder" (defined generally as a person owning 15% or more of a corporation's outstanding voting stock) of the Company from engaging in a "business combination" (as therein defined) with the Company for three years following the date such person became an interested stockholder, unless (i) before such person became an interested stockholder, the Board of Directors approved the business combination in question, or the transaction which resulted in such person becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the interested stockholder becoming such, the interested stockholder owns at least 85% of the voting stock of the Company outstanding at the time such transaction commenced (excluding stock held by directors who are also officers of the Company and by employee stock plans that do not provide employees with rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) following the transaction in which such person became an interested stockholder, the business combination is approved by the Board of Directors and authorized at a meeting of stockholders by the affirmative vote of the holders of not less than 66-2/3% of the outstanding voting stock of the Company not owned by the interested stockholder. Under Section 203, the restrictions described above do not apply to certain business combinations proposed by an interested stockholder following the announcement (or notification) of one of certain extraordinary transactions involving the Company and a person who had not been an interested stockholder during the preceding three years or who became an interested stockholder with the approval of the Board of Directors, and which transactions are approved or not opposed by a majority of the members of the Board of Directors then in office who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

      The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company, whose principal offices are located at 40 Wall Street, New York, New York 10005.


                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

      THE FOLLOWING DISCUSSION IS A SUMMARY OF CERTAIN OF THE SIGNIFICANT FEDERAL INCOME TAX CONSIDERATIONS IN RESPECT OF THE COMPANY AND THE OFFERED SECURITIES. NO LEGAL OPINIONS WILL BE RENDERED WITH RESPECT TO SUCH CONSIDERATIONS AND NO RULINGS HAVE BEEN REQUESTED FROM THE IRS. THE FOLLOWING DISCUSSION DOES NOT ADDRESS ANY ASPECT OF STATE AND LOCAL TAXATION, INCLUDING, WITHOUT LIMITATION, THE EFFECT OF STATE LAW LIMITATIONS ON THE USE OF THE COMPANY'S NOLS.

      THIS SUMMARY IS BASED ON THE TAX CODE, TREASURY REGULATIONS PROMULGATED AND PROPOSED THEREUNDER, JUDICIAL DECISIONS AND PUBLISHED ADMINISTRATIVE RULES AND PRONOUNCEMENTS OF THE IRS AS IN EFFECT ON THE DATE HEREOF OR, IN THE CASE OF THE TAX CONSEQUENCES OF THE MERGER AND RELATED TRANSACTIONS, ON THE DATE OR DATES THEREOF. CHANGES IN SUCH RULES OR NEW INTERPRETATIONS THEREOF MAY HAVE RETROACTIVE EFFECT AND COULD THEREFORE SIGNIFICANTLY AFFECT THE TAX CONSEQUENCES DESCRIBED BELOW.

CERTAIN TAX CONSEQUENCES OF THE MERGER

      The Merger. On July 3, 1995, J-Hawk merged with and into FCBOT. The Company believes that the Merger constituted a tax-free reorganization under the Tax Code. Therefore, no gain or loss was recognized by J-Hawk as a result of the reorganization and the initial tax basis of the Company in the acquired assets was the same as it was in the hands of J-Hawk immediately prior to the reorganization. The Company did not obtain any rulings from the IRS or any legal opinions from counsel with respect to any tax aspects of the Merger and there can be no assurance that the Company's position will be sustained.

      The Spin-off. Prior to, and in anticipation of, the consummation of the Merger, J-Hawk formed Combined Financial Corporation ("Combined Financial"), to which it transferred certain of its assets and assigned certain of its indebtedness, and then distributed the stock of Combined Financial to its shareholders (the "Spin-off"). The Company believes that the transfer of these assets from J-Hawk to Combined Financial and the distribution of the Combined Financial stock by J-Hawk to its shareholders constituted a tax free spin-off under section 355 of the Tax Code. However, no private letter ruling from the IRS or opinion of counsel to that effect was sought or obtained, and there can be no assurance that the Company's position will be sustained. If the Company's position is sustained, then no gain or loss would be recognized by J-Hawk as a result of the Spin-off. If the Company's position is not sustained, gain or loss would be recognized in an amount equal to the difference between the fair market value of the assets transferred to Combined Financial and their adjusted tax basis at the time of the transfer, and any tax liability incurred by J-Hawk on the Spin-off would be inherited by the Company as a consequence of the Merger. Although the Company believes that there was not any significant gain realized as a result of the consummation of the Spin-off, it is possible that the IRS could contend both that the Spin-off was taxable to J-Hawk and that the value of the assets transferred was greater than the value assigned to such assets by J-Hawk. In such event, there might be taxable gain incurred by J-Hawk in connection with the Spin-off that would be inherited by the Company, which gain could not be offset by the Company's NOLs.

      Net Operating Loss Carryforwards Generally. The Company believes that, as a result of the Merger, approximately $596 million of NOLs were available to the Company to offset future taxable income as of December 31, 1995. Since December 31, 1995, the Company estimates that it has generated an additional $12 million in NOLs. Accordingly, as of December 31, 1997, the Company estimates that it had approximately $608 million of NOLs available to offset future taxable income. In this regard, the Tax Code provides that, for tax years beginning before August 6, 1997, a net operating loss for a taxable year may be carried back to offset income in each of the three taxable years preceding the taxable year of such loss and carried forward to each of the fifteen taxable years following the taxable year of the loss. Under this provision of the Tax Code, the entire $608 million of the Company's NOLs may be carried forward to offset future taxable income until the tax year 2005, subject to the discussion below. Thereafter, the Company's NOLs begin to expire and (assuming that the Company has not previously utilized any of its NOLs) the amount available to offset future taxable income would be reduced as set forth below opposite the applicable tax year:

                     AMOUNT OF EXPIRING         AMOUNT OF
                      NOLS AS OF END OF         REMAINING
     TAX YEAR          PRIOR TAX YEAR        NOLS AVAILABLE
     --------          --------------        --------------
                              (Dollars in thousands)

2006..................   $  68,147            $  539,853
2007..................     192,885               346,968
2008..................     153,611               193,357
2009..................      12,980               180,377
2010..................      99,566                80,811
2011..................      68,811                12,000
2012..................      --0--                 12,000


      The amount of the foregoing NOLs is based upon factual and legal issues with respect to which there can be no certainty. No ruling has been obtained from the IRS regarding the amount or availability of the NOLs. The amount and availability of such NOLs is therefore subject to audit and adjustment by the IRS and it is possible that such NOLs could be significantly less than the amounts set forth above.

      Utilization of Net Operating Loss Carryforwards and other Tax Attributes under Tax Code Sections 382, 383 and 384. In general, whenever there is a more than 50% ownership change of a corporation during a three-year testing period, the ownership change rules in section 382 of the Tax Code limit the corporation's utilization of pre-change NOLs on an annual basis following the ownership change to the product of the fair market value of the stock of the corporation immediately before the ownership change and the "long-term tax exempt rate" then in effect (which is an interest rate published monthly by the IRS). A more than 50% ownership change occurs when the percentage of stock of the corporation owned by one or more five-percent shareholders has increased by more than 50 percentage points (determined by value) over the lowest percentage of the corporation's stock owned by the same shareholders during the three-year testing period. In any given year, the annual limitation imposed by section 382 may be increased by certain built-in gains realized after, but accruing economically before, the ownership change and by the carryover of unused section 382 limitations from prior years. Pursuant to section 383 of the Tax Code, the principles of section 382 similarly apply to certain other tax attributes (such as general business credits, minimum tax credits, foreign tax credits and capital loss carryovers).

      The harsh effect of the ownership change rules of section 382 may be ameliorated by an exception that applies in the case of federal bankruptcy reorganizations. Under the so-called "section 382(l)(5) bankruptcy exception" to section 382, if the reorganization results in an exchange by qualifying creditors and stockholders of their claims and interests for at least 50% of the debtor corporation's stock (determined by vote and value), then the general ownership change rules will not apply. Instead, the debtor corporation will be subject to a different tax regime under which NOLs are not limited on an annual basis but are reduced by (i) the amount of interest deductions claimed during the three taxable years preceding the date of the reorganization, and during the part of the taxable year prior to and including the reorganization, in respect of debt of the corporation converted into stock in the reorganization, and (ii) in the case of a title 11 case filed on or before December 31, 1994 (such as that of the Company), 50% of the excess of the amount of debt of the corporation (other than indebtedness for interest included in clause (i)) satisfied with stock in an exchange to which the former stock-for-debt exception from the realization of discharge of indebtedness income applied over the value of the stock so issued. Moreover, if the section 382(l)(5) bankruptcy exception applies, section 382(l)(5)(D) provides that any further more than 50% ownership change (as defined in section 382(g) of the Tax Code) of the debtor within a two-year period will result in forfeiture of all of the debtor's NOLs incurred through the date of such second ownership change.

      The Company believes that a more than 50% ownership change occurred as a result of the Merger. However, because of the application of the section 382(l)(5) bankruptcy exception, the Company believes that the general ownership change rules of section 382 did not apply to limit the utilization of the Company's NOLs. In addition, none of the mandatory reductions in the amount of NOLs required by the section 382(l)(5) bankruptcy exception applied. Accordingly, the Company believes that section 382 did not limit, or otherwise reduce, the NOLs that existed at the time of the Merger and, therefore, approximately $596 million of NOLs were available to the Company to offset future taxable income as of December 31, 1995. In addition, the Company believes that it has not experienced a more than 50% ownership change (as defined in section 382(g) of the Tax Code) since the prior ownership change that occurred as a result of the Merger and, therefore, that the Company's NOLs have not been forfeited under section 382(l)(5)(D) and are not otherwise subject to an annual limitation imposed by section 382. In order to prevent such a future change in ownership, the Company's Certificate of Incorporation contains certain transfer restrictions on the Company's capital stock, including the Common Stock. See "Description of Common Stock." The Company also believes that section 383 did not apply to limit the Company's utilization of certain other tax attributes (such as general business credits, minimum tax credits, foreign tax credits and capital loss carryovers).

      Aside from sections 382 and 383, section 384 of the Tax Code provides that, if the assets of a corporation are acquired by another corporation in a reorganization described in subparagraphs (A), (C) or (D) of section 368(a)(1) of the Tax Code, any built-in gain in the acquired assets that is recognized (i.e., the "recognized built-in gain") during the five-year period beginning on the acquisition date (i.e., the "recognition period") may not be offset by any preacquisition loss (including NOLs and possible built-in losses). For purposes of applying this rule, the term "recognized built-in gain" means any gain recognized during the recognition period on the disposition of any asset except to the extent that it is established by the acquiring corporation that (1) such asset was not held on the acquisition date or (2) such gain exceeds the excess (if any) of the fair market value of such asset on the acquisition date over the adjusted tax basis of such asset on such date. Moreover, any item of income which is properly taken into account for any recognition period taxable year but which is attributable to periods before the acquisition date will be treated as a recognized built-in gain for the taxable year in which it is properly taken into account. The amount of the recognized built-in gains for any recognition period taxable year cannot exceed the "net unrealized built-in gain" (as defined in section 382(h) of the Tax Code) immediately before the acquisition date, reduced by the recognized built-in gains for the prior years ending in the recognition period which (but for the application of this rule) would have been offset by preacquisition losses.

      The Company has taken the position that the Merger was a reorganization described in section 368(a)(1)(G) of the Tax Code and, therefore, section 384 does not apply to limit the Company's ability to use its NOLs to offset any built-in gain that may be inherent in the assets acquired from J-Hawk. Based upon a private letter ruling issued to another taxpayer, the Company believes that the IRS may take a contrary position. If the IRS were successful in challenging the Company's position, the Company would not be able to use its NOLs to offset any such recognized built-in gains. The Company believes, however, that even if its position with respect to section 384 is not sustained in a dispute with the IRS, the amount of any built-in gain that may be inherent in the assets acquired from J-Hawk and subject to section 384 will not have a material adverse effect on the Company's consolidated financial position or results of operations. In addition to potentially applying to the assets acquired from J-Hawk, section 384 will apply to limit the Company's ability to use its NOLs to offset any built-in gain that may be inherent in the assets of Harbor Financial Mortgage Corporation acquired by the Company, and may limit the Company's ability to use its NOLs to offset any built-in gain which may be inherent in the assets of other corporations acquired by the Company.

      Application of Tax Code Section 269. Pursuant to section 269(a) of the Tax Code, the IRS may disallow a corporate tax benefit if the principal purpose for
(1) an acquisition of 50% or more (determined by vote or value) of the stock of a corporation (see section 269(a)(1)) or (2) a tax-free acquisition, directly or indirectly, of property of another corporation, which corporation was not controlled by the acquiring corporation or its stockholders immediately prior to such acquisition (see section 269(a)(2)), is the evasion or avoidance of federal income tax by securing a corporate tax benefit that would not otherwise be available. Thus, in addition to the limitations on, and reductions in, tax attributes set forth in sections 382, 383 and 384, the IRS may assert that section 269 authorizes it to disallow any deduction of the Company's NOLs if section 269(a)(1) or section 269(a)(2) were to apply and the Merger is determined to have been structured principally for tax avoidance purposes. This determination is primarily a question of fact. In connection with a more than 50% ownership change(as defined in section 382(g) of the Tax Code) to which the section 382(l)(5) bankruptcy exception (discussed above) applies, an acquisition of control or property within the meaning of sections 269(a)(1) and 269(a)(2), respectively, is presumed to be made for the principal purpose of tax avoidance unless the corporation carries on more than an insignificant amount of an active trade or business during and subsequent to the title 11 case.

      Because certain J-Hawk shareholders owned FCBOT common stock prior to the Merger such that former J-Hawk shareholders' aggregate ownership of FCBOT immediately following the Merger exceeded 50%, an acquisition of control may have occurred within the meaning of section 269(a)(1). Furthermore, even if such an acquisition of control did not occur, section 269 may nevertheless be rendered potentially applicable as a result of the Company's acquisition of J-Hawk (see section 269(a)(2)). In either case, the Company does not believe that section 269 will limit the utilization of the $596 million of NOLs available to the Company as of December 31, 1995 because the Merger was structured primarily for business reasons and the Company has retained and carried on more than an insignificant amount of FCBOT's pre-bankruptcy active trade or business. Nonetheless, there can be no assurance that the IRS will not challenge the utilization of such NOLs under section 269 and, if challenged, that the IRS would not be successful in disallowing all or a significant portion of the Company's NOLs arising prior to the Merger.

CURRENT IRS AUDIT

      The federal income tax returns of J-Hawk for the tax year ended December 31, 1994 and for the short tax year ended July 2, 1995 are currently being audited by the IRS. To date, the IRS has not proposed any significant adjustments to the tax returns as originally filed. The

IRS, however, has not completed its audit and it is possible that future adjustments to the tax returns could be proposed. None of the Company's federal income tax returns are currently under audit.

ALTERNATIVE MINIMUM TAX

      A corporation is required to pay alternative minimum tax to the extent that 20% of the corporation's "alternative minimum taxable income" ("AMTI") exceeds the corporation's regular tax liability for the year. AMTI is generally equal to regular taxable income with certain adjustments. For purposes of computing AMTI, a corporation is entitled to offset no more than 90% of its AMTI with NOLs (as computed for alternative minimum tax purposes). Thus, if the Company is subject to the alternative minimum tax, a federal tax of 2% (20% of the 10% of AMTI not offset by NOLs) will apply to any net taxable income earned by the Company that is otherwise offset by NOLs.

                             PLAN OF DISTRIBUTION

      The Company may sell the Offered Securities offered hereby (1) through underwriters or dealers; (2) through agents; (3) directly to purchasers; or (4) through a combination of any such methods of sale. Any such underwriter, dealer or agent may be deemed to be an underwriter within the meaning of the Securities Act. The Prospectus Supplement relating to the Offered Securities will set forth their offering terms, including the name or names of any underwriters, dealers or agents, the purchase price of the Offered Securities and the proceeds to the Company from such sale, any underwriting discounts, commissions and other items constituting compensation to underwriters, dealers or agents, any initial public offering price, any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers, and any securities exchanges on which the Offered Securities may be listed.

      If underwriters or dealers are used in the sale, the Offered Securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, or at prices related to such prevailing market prices, or at negotiated prices. The Offered Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in the Prospectus Supplement, the obligations of underwriters or dealers to purchase the Offered Securities will be subject to certain conditions precedent and the underwriters or dealers will be obligated to purchase all the Offered Securities if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time.

      Offered Securities may be sold directly by the Company or through agents designated by the Company from time to time. Any agent involved in the offer or sale of the Offered Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

      If so indicated in the Prospectus Supplement, the Company will authorize underwriters, dealers or agents to solicit offers by certain specified institutions to purchase Offered Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to any conditions set forth in the Prospectus Supplement and the Prospectus Supplement will set forth the commission payable for solicitation of such contracts. The underwriters and other persons soliciting such contracts will have no responsibility for the validity or performance of any such contracts.

      Underwriters, dealers and agents may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution by the Company to payments they may be required to make in respect thereof. The terms and conditions of such indemnification will be described in an applicable Prospectus Supplement. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for the Company in the ordinary course of business.

      Each series of Offered Securities other than Common Stock will be a new issue of securities with no established trading market. Any underwriters to whom Offered Securities are sold by the Company for public offering and sale may make a market in such Offered Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any Offered Securities.

                                 LEGAL MATTERS

      The validity of the Offered Securities will be passed upon for the Company by Weil, Gotshal & Manges LLP, Houston, Texas.

                                    EXPERTS

      The consolidated financial statements of the Company as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, included in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, have been incorporated herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, included in such Form 10-K, and upon the authority of said firm as experts in accounting and auditing.

      The combined financial statements of the WAMCO Partnerships as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, included in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, have been incorporated herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, included in such Form 10-K, and upon the authority of said firm as experts in accounting and auditing.

                          -----------------------------

      NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR ANY OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                          -----------------------------

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.*

Securities and Exchange Commission Registration Fee    $    73,750
Trustee's Fees and Expenses..........................       25,000
Printing Expenses....................................      100,000
Rating Agencies' Fees................................      100,000
Legal Fees and Expenses..............................      200,000
Accountants' Fees and Expenses.......................      100,000
Blue Sky Fees and Expenses...........................        5,000
                                                       -----------
   Total.............................................  $   603,750
                                                       ===========


---------------
* All amounts are estimated except for the registration fee.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

      The Company's Certificate of Incorporation provides that no director of the Company shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty or the duty of care as a director, except for liability for breach of the director's duty of loyalty, acts or omissions not in good faith or that involve intentional misconduct or knowing violations of law, unlawful payment of dividends or stock purchases or redemptions, or transactions in which the director derived an improper personal benefit. The Company's Certificate of Incorporation provides for the indemnification of directors and officers to the fullest extent permitted by Delaware law.

      Generally, Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, including any action by or in the right of the corporation (unless such person was adjudged liable to the corporation, in which event indemnification is permitted if, but only to the extent that, the court in which such action was brought determined such indemnification is fair and reasonable) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving in such capacity for another corporation or entity at the request of the corporation, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Such indemnification may include all expenses (including attorneys' fees) and, in the case of any action other than an action by or in the right of the corporation, all judgments, fines and amounts paid in settlement, to the extent such expenses, judgments, fines and amounts were actually paid and reasonably incurred by the indemnified party in connection with such action.

ITEM 16. EXHIBITS

1.1*  -   Form of Underwriting Agreement

2.1   -   Joint Plan of Reorganization by First City Bancorportion of Texas,
          Inc., Official Committee of Equity Security Holders and J-Hawk Corporation, with the Participation of Cargill Financial Services Corporation, Under Chapter 11 of the United States Bankruptcy Code, Case No. 392-39474-HCA-11 (incorporated by reference herein to Exhibit
          2.1 of the Company's Current Report on Form 8-K dated July 3, 1995 filed with the Commission on July 18, 1995)

2.2   -   Agreement and Plan of Merger, dated as of July 3, 1995, by and between
          First City Bancorporation of Texas, Inc. and J-Hawk Corporation (incorporated herein by reference to Exhibit 2.2 of the Company's Current Report on Form 8- K dated July 3, 1995 filed with the Commission on July 18, 1995)

4.1   -   Form of Indenture

4.2   -   Amended and Restated Certificate of Incorporation of the Company
          (incorporated herein by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K dated July 3, 1995 filed with the Commission on July 18, 1995)

4.3   -   Certificate of Designations of the New Preferred Stock ($0.01 par
          value) of the Company (incorporated herein by reference to Exhibit 4.1 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997)

4.4   -   Bylaws of the Company (incorporated herein by reference to Exhibit 3.2 of the Company's Current Report on Form 8-K dated July 3, 1995 filed with the Commission on July 18, 1995)

4.5   -   Warrant Agreement, dated July 3, 1995, by and between the Company and
          American Stock Transfer & Trust Company, as Warrant Agent (incorporated herein by reference to Exhibit 4.2 of the Company's Current Report on Form 8-K dated July 3, 1995 filed with the Commission on July 18, 1995)

4.6 - Registration Rights Agreement, dated July 1, 1997, among the Company, Richard J. Gillen, Bernice J. Gillen, Harbor Financial Mortgage Company Employees Pension Plan, Lindsey Capital Corporation, Ed Smith and Thomas E. Smith (incorporated herein by reference to Exhibit 4.3 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997)

5.1   -   Opinion of Weil, Gotshal & Manges LLP, counsel for the Company

12.1  -   Computation of Ratio of Earnings to Fixed Charges and Earnings to
          Combined Fixed Charges and Preferred Stock Dividends

23.1  -   Consent of KPMG Peat Marwick LLP

23.2  -   Consent of KPMG Peat Marwick LLP

23.3  -   Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5.1)

24.1  -   Power of Attorney (set forth on signature page to this Registration
          Statement)

25.1* -   Statement of Eligibility of Trustee of Form T-1

---------------
* To be filed by amendment or incorporated herein by reference.

ITEM 17. UNDERTAKINGS

      The Company hereby undertakes:

      (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

            (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the undertakings set forth in clauses (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement;

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

      (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described under Item 15 above, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      The undersigned registrant hereby undertakes that:

      (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

      (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act (the "Act") in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Act.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waco, State of Texas, on July 16, 1998.


                                  FIRSTCITY FINANCIAL CORPORATION

                                  By: /s/ James R. Hawkins
                                     -----------------------------------
                                     James R. Hawkins
                                     Chairman of the Board



                               POWER OF ATTORNEY

      Each person whose signature appears below hereby constitutes and appoints James R. Hawkins, James T. Sartain and Matt A. Landry, Jr., and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or his or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

     Signature                      Title                             Date
     ---------                      -----                             ----

/s/ James R. Hawkins        Chairman of the Board,                July 16, 1998
--------------------------  Chief Executive
James R. Hawkins            Officer and Director
                            (principal executive officer)


/s/ Matt A. Landry, Jr.     Executive Vice President, Chief       July 16, 1998
--------------------------  Administrative Officer and Director
Matt A. Landry, Jr.         (principal financial officer and
                            accounting officer)


/s/ C. Ivan Wilson          Director                              July 16, 1998
--------------------------
C. Ivan Wilson

/s/ James T. Sartain        Director                              July 16, 1998
--------------------------
James T. Sartain

/s/ Rick R. Hagelstein      Director                              July 16, 1998
--------------------------
Rick R. Hagelstein

/s/ Richard Gillen          Director                              July 16, 1998
--------------------------
Richard Gillen

/s/ Richard E. Bean         Director                              July 16, 1998
--------------------------
Richard E. Bean

/s/ Bart A. Brown           Director                              July 16, 1998
--------------------------
Bart A. Brown

/s/ Donald J. Douglass      Director                              July 16, 1998
--------------------------
Donald J. Douglass

/s/ Thomas E. Smith         Director                              July 16, 1998
--------------------------
Thomas E. Smith

                                  EXHIBIT INDEX

Exhibit
No.       Exhibit
---       -------

1.1*  -   Form of Underwriting Agreement

2.1   -   Joint Plan of Reorganization by First City Bancorportion of Texas,
          Inc., Official Committee of Equity Security Holders and J-Hawk Corporation, with the Participation of Cargill Financial Services Corporation, Under Chapter 11 of the United States Bankruptcy Code, Case No. 392-39474-HCA-11 (incorporated by reference herein to Exhibit
          2.1 of the Company's Current Report on Form 8-K dated July 3, 1995 filed with the Commission on July 18, 1995)

2.2   -   Agreement and Plan of Merger, dated as of July 3, 1995, by and between
          First City Bancorporation of Texas, Inc. and J-Hawk Corporation (incorporated herein by reference to Exhibit 2.2 of the Company's Current Report on Form 8- K dated July 3, 1995 filed with the Commission on July 18, 1995)

4.1   -   Form of Indenture

4.2   -   Amended and Restated Certificate of Incorporation of the Company
          (incorporated herein by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K dated July 3, 1995 filed with the Commission on July 18, 1995)

4.3   -   Certificate of Designations of the New Preferred Stock ($0.01 par
          value) of the Company (incorporated herein by reference to Exhibit 4.1 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997)

4.4   -   Bylaws of the Company (incorporated herein by reference to Exhibit 3.2 of the Company's Current Report on Form 8-K dated July 3, 1995 filed with the Commission on July 18, 1995)

4.5   -   Warrant Agreement, dated July 3, 1995, by and between the Company and
          American Stock Transfer & Trust Company, as Warrant Agent (incorporated herein by reference to Exhibit 4.2 of the Company's Current Report on Form 8-K dated July 3, 1995 filed with the Commission on July 18, 1995)

4.6 - Registration Rights Agreement, dated July 1, 1997, among the Company, Richard J. Gillen, Bernice J. Gillen, Harbor Financial Mortgage Company Employees Pension Plan, Lindsey Capital Corporation, Ed Smith and Thomas E. Smith (incorporated herein by reference to Exhibit 4.3 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997)

5.1   -   Opinion of Weil, Gotshal & Manges LLP, counsel for the Company

12.1  -   Computation of Ratio of Earnings to Fixed Charges and Earnings to
          Combined Fixed Charges and Preferred Stock Dividends

23.1  -   Consent of KPMG Peat Marwick LLP

23.2  -   Consent of KPMG Peat Marwick LLP

23.3  -   Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5.1)

24.1  -   Power of Attorney (set forth on signature page to this Registration
          Statement)

25.1* -   Statement of Eligibility of Trustee of Form T-1

---------------
* To be filed by amendment or incorporated herein by reference.